UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 3, 2007

Osteologix, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)

333-112754	32-0104570
(Commission File Number)	(IRS Employer Identification No.)

Market Street Suite 2230 San Francisco, CA 94105
(Address of principal executive offices and zip code)

(415) 955-2720
(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 3, 2007, Osteologix, Inc. (the “Company”) and Charles J. Casamento, the Company’s Chief Executive Officer and President and director announced that Mr. Casamento would resign as an officer of the Company effective immediately. In connection with Mr. Casamento’s resignation as Chief Executive Officer and President, the Company and Mr. Casamento entered into a Preliminary Binding Agreement dated April 3, 2007 (the “Preliminary Agreement”), which the parties anticipate will be superseded by a Separation Agreement and General Release to be executed in the near future.

Pursuant to the terms of the Preliminary Agreement, Mr. Casamento will remain with the Company in a consultancy role until July 3, 2007 in order to assist the Company during the period of transition to a new Chief Executive Officer and President. In addition, Mr. Casamento will remain a member of the Company’s board of directors until the date of the Company’s 2007 Annual Meeting of Shareholders but will not stand for re-election at such meeting.

The Preliminary Agreement supersedes, in part, the terms and conditions of Mr. Casamento’s existing Service Agreement dated October 18, 2004 with the Company and Mr Casamento’s existing Incentive Plan Stock Option Agreement dated October 5, 2006. Pursuant to the terms of the Preliminary Agreement, Mr. Casamento will receive compensation in the amount of $420,000 which shall be paid by the Company in three equal monthly installments of $35,000 commencing on April 25, 2007 to be followed by a lump sum payment of $315,000 which shall be payable on July 3, 2007. In addition, the Company shall provide to Mr. Casamento a continuation of the benefits currently received by Mr. Casamento and his family for a period of twelve (12) months commencing on April 3, 2007. The Preliminary Agreement also provides that the exercise period for the vested incentive stock options held by Mr. Casamento shall be extended through October 3, 2007.

The description above is a summary of the Preliminary Agreement and is qualified in its entirety by the Preliminary Agreement, which is filed herewith as Exhibit 10.1.

In addition, on April 3, 2007, the Company entered into an Employment Agreement with Mr. Philip J. Young (the “Employment Agreement”) pursuant to which, Mr. Young will serve as President and Chief Executive Officer of the Company effective May 1, 2007. A description of the terms of My Young’s Employment Agreement is contained in Item 5.02 herein and is incorporated by reference into this Item 1.01. Such description is qualified in its entirety by the Employment Agreement, which is filed herewith as Exhibit 10.2.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers.

On April 3, 2007, the Company announced that Mr. Casamento had resigned as President  and Chief Executive Officer of the Company, effective immediately, and that he will not stand for re-election to the Board of Directors of the Company at the Company’s 2007 Annual Meeting of Shareholders.

On April 3, 2007, the Board of Directors of the Company approved the hiring of Mr. Philip J. Young as President and Chief Executive Officer, effective May 1, 2007.

The Company and Mr. Young entered into an Employment Agreement dated April 3, 2007 with respect to Mr. Young’s employment as President and Chief Executive Officer of the Company. Mr. Young’s Employment Agreement also provides that Mr. Young shall serve as a director of the Company to the extent elected or appointed from time to time.

The Employment Agreement provides for an initial employment term of one year with the option for successive one year renewal terms. Pursuant to the terms of the Employment Agreement, Mr. Young’s annual compensation will be $350,000. In addition, Mr. Young will be eligible to receive an annual bonus of up to 35% of his annual base salary at the discretion of the Board of Directors upon the achievement of Mr. Young of certain annual performance criteria to be established by the Board. The Employment Agreement also provides that the Company shall grant to Mr. Young, under the Company’s 2006 Stock Incentive Plan, stock options, to purchase 1,000,000 shares of the Company’s common stock which will vest over a 4 1/2 year period.

The description the Employment Agreement is a summary and is qualified in its entirety by the Employment Agreement which is filed herewith as Exhibit 10.2.

Prior to being appointed Chief Executive Officer and President of the Company, Mr. Young served as Executive Vice President of Commercial Operations and Chief Business Officer of Insmed, Inc. from April 2004 until March 2007. Mr. Young served as President and Chief Operations Officer for AGY Therapeutics and Chief Executive Officer of GanTech International beginning in 2000 until 2004. From 1998 until 2000, Mr. Young was Vice President and General Manager of Neurex Pharmaceuticals, where he was responsible for developing and managing the commercial and clinical strategies for new product launches and expanding label indications. Prior to joining Neurex, Mr. Young was Business Director and General Manager of the Peptide Hormones Division at Pharmacia (Pfizer) where under his leadership, strategies were developed which led to the successful launch of Genotropin for pediatric and adult growth hormone deficiency. Mr. Young also served for seven years at Genentech, where he was the Product Manager of Growth Hormone Products. Mr. Young has a B.S. in Sociology from James Madison University.

There is no understanding or arrangement between Mr. Young and any director and any other person pursuant to which Mr. Young was appointed as Chief Executive Officer and President of the Company. Mr. Young has not in the last two years engaged in any related party transaction with the Company of the kind required to be disclosed pursuant to Item 404(a) of Regulation S-B.

Item 7.01 Regulation FD Disclosure

On April 3, 2007, the Company issued a press release relating to the resignation of Mr. Casamento as Chief Executive Officer and President and the hiring of Mr. Young as Chief Executive Officer and President. A copy of that release is filed herewith as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

10.1	Preliminary Binding Agreement dated as of April 3, 2007 between Osteologix, Inc and Charles Casamento.

10.2	Employment Agreement dated as of April 3, 2007 between Osteologix, Inc and Philip J. Young.

99.1	Press Release dated April 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSTEOLOGIX, INC.
By: /s/ Matthew M. Loar
Name: Matthew M. Loar
Title: Chief Financial Officer

Dated: April 3, 2007